Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of Abbey Capital Futures Strategy Fund, dated April 10, 2017, and to the incorporation by reference of our report dated October 28, 2016 in the Registration Statement of The RBB Fund, Inc. (Form N-1A) (Post-Effective Amendment No. 216 to File No. 033-20827) with respect to the financial statements and financial highlights of Abbey Capital Futures Strategy Fund (one of the portfolios constituting The RBB Fund, Inc.) (the Fund), included in the Fund’s Annual Report to shareholders for the year ended August 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 10, 2017